Exhibit 10.17

                 CHANGE OF CONTROL AND NONCOMPETITION AGREEMENT

         THIS AGREEMENT ("Agreement") is made and entered into this 21st day of
January, 2002, by and between FRANK T. GENTRY III ("Employee") and NN, INC., a
Delaware corporation, including its wholly-owned subsidiaries and affiliated companies (collectively, "Employer").

                                    RECITALS

         WHEREAS, the Board of Directors of Employer (the "Board") has
determined that it is in the best interests of Employer to reinforce and encourage the continuity of management personnel in anticipation of a possible or potential Change of Control (as defined below); and

         WHEREAS, the Board believes this objective can best be served by providing for a compensation arrangement for Employee upon Employee's termination of employment under certain circumstances in the event of a Change of Control.

         NOW, THEREFORE, in consideration of the mutual promises and covenants as hereinafter set forth, the parties agree as follows:

                                    AGREEMENT

         1. General. Employer is engaged in the (i) manufacture and supply of precision steel balls and rollers to domestic and international anti-friction bearing manufacturers, automotive original equipment manufacturers and the automotive aftermarket, the gas and mining industries, producers of drilling bits for oil, gas and water wells and producers of stainless steel valves and pumps, (ii) full-service design and manufacture of plastic injection molded components to the bearing, automotive, electronic, leisure and consumer markets, and (iii) the manufacture and supply of rubber seals to domestic and international anti-friction bearing manufacturers. Employee is employed by
Employer in a senior management position in which Employee has or will have access to the Employer's confidential information and trade secrets.

         2. Employment Relationship. Except as specifically set forth herein, the terms and conditions of Employee's employment are set forth in the
Employment Agreement dated May 7, 1998 between Employee and Employer (the
"Employment Agreement"), a copy of which is attached hereto as Exhibit A.

         3. Termination Upon Change of Control.

               (a) Severance Benefits. In the event that Employee's employment is terminated within two (2) years following a "Change of Control" (as defined below) and such termination is either (i) Without Cause (as defined below), or (ii) is a Constructive Termination (as defined below), Employee shall receive, in addition to all compensation due and payable to or accrued for the benefit of Employee as of the date of termination:

                    (i) a lump sum payment equal to an amount set forth on
               Schedule A to this Agreement ("Severance Payment"). The Severance
               Payment shall be made by wire transfer of immediately available funds to an account designated by Employee within seven (7)
               business days following the date of termination;

                    (ii) a payment equal to the annual bonus to which Employee would have been entitled but for Employee's termination of employment for the year of Employee's termination, pro-rated for the portion of the year during which he was employed by Employer
               ("Pro-rated Bonus"). The Pro-rated Bonus shall be payable to
               Employee at the end of the calendar year for which the bonus is payable, in accordance with Employer's normal bonus procedures;
               and

                    (iii) for a period of twenty-four months after such
               termination (the "Coverage Period"), medical, dental,
               prescription drug, life, accidental death and disability
               insurance coverage substantially similar to the coverage which
               Employee was receiving or entitled to receive immediately prior to the date of the termination of Employee's employment
               ("Insurance Benefits"). Notwithstanding the foregoing, Employee shall not be entitled to receive the Insurance Benefits (or a portion thereof) to the extent that Employee obtains other employment that provides equal or greater benefits during the
               Coverage Period.

The Severance Payment, Pro-rated Bonus and Insurance Benefits are collectively referred to in this Agreement as the "Severance Benefit."

               (b) Excise Tax.

                    (i) Notwithstanding anything to the contrary set forth in
               this Agreement, in no event shall a Severance Benefit payable pursuant to this Section 3 exceed an amount equal to the lesser of (i) 2.99 times the "base amount" (as defined in Section
               280G(b)(3) of the Internal Revenue Code of 1986, as amended (the
               "Code")) of Employee's compensation, or (ii) such other
               amount which would constitute a "parachute payment" (as defined in Section 280G of the Code). In the event that it shall be determined that any Severance Benefit to Employee (whether paid or payable or distributed or distributable) would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto (the "Excise Tax"), then
               Employee shall be entitled to receive from Employer an additional payment (the "Gross-Up Payment") in an amount such that
               the net amount of the Severance Benefit and the Gross-Up Payment retained by Employee after the calculation and deduction of all
               Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the payment and all Federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) or the
               Gross-Up Payment provided for in this Section, and taking into account any lost or reduced tax deductions on account of the
               Gross-Up Payment, shall be equal to the Severance Benefit.

               (ii) Employee shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable after Employee is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which Employee gives such notice to Employer (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If
          Employer notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

                    (A) give Employer any information reasonably requested by
               Employer relating to such claim;

                    (B) take such action in connection with contesting such
               claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal
               representation with respect to such claim by an attorney
               reasonably selected by Employer;

                    (C) cooperate with Employer in good faith in order to
               effectively contest such claim; and

                    (D) permit Employer to participate in any proceedings
               relating to such claims;

         provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify Employee for and hold
         Employee harmless from, on an after-tax basis, any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this section,
         Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs Employee to pay such claim and sue for a refund,
         Employer shall advance the amount of such payment to Employee, on an interest-free basis, and shall indemnify Employee for and hold Employee harmless from, on an after-tax basis, any Excise Tax or income tax
         (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by
         Employer of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to

          be due is limited solely to such contested amount. Furthermore,
          Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and
          Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (c) Change of Control. "Change of Control" shall mean: (i) a person, corporation, entity or group (A) makes a tender or exchange offer for the issued and outstanding voting stock of Employer and beneficially owns thirty percent (30%) or more of the issued and outstanding voting stock of Employer after such tender or exchange offer, or (B) acquires, directly or indirectly, the beneficial ownership of thirty percent (30%) or more of the issued and outstanding voting stock of Employer in a single transaction or a series of transactions (other than any person, corporation, entity or group for which a Schedule 13G is on file with the Securities and
          Exchange Commission, so long as such person, corporation, entity or group has beneficial ownership of less than fifty percent (50%) of the issued and outstanding voting stock of Employer); (ii) Employer is a party to a merger, consolidation or similar transaction and following such transaction, fifty percent (50%) or more of the issued and outstanding voting stock of the resulting entity is not beneficially owned by those persons, corporations or entities that constituted the stockholders of Employer immediately prior to the transaction; (iii)
          Employer sells fifty percent (50%) or more of its assets to any other person or persons (other than an affiliate or affiliates of Employer);
          or (iv) individuals who, as of the date hereof, constitute the Board
          (the "Incumbent Board") cease for any reason to constitute at least seventy-five percent (75%) of the Board; provided, however, that any individual becoming a director subsequent to the date hereof, whose election or nomination was approved by a majority of the directors then comprising the Incumbent Board, shall be considered a member of the Incumbent Board, but not including any individual whose initial Board membership is a result of an actual or threatened election contest (as that term is used in Rule 14a-11 promulgated under the Securities Act of 1934, as amended) or an actual or threatened solicitation of proxies or consents by or on behalf of a party other than the Board.

               (d) Termination Without Cause. Termination "Without Cause" shall mean termination of Employee by Employer for reasons other than: (i)
          the willful, persistent failure of Employee (after thirty (30) days written notice and a reasonable opportunity to cure) to perform his material duties for reasons other than death or disability; (ii) the breach by Employee of any material provision of this Agreement; or
          (iii) Employee's conviction of a felony involving dishonesty, deceit or moral turpitude by a trial court of competent jurisdiction, whether or not an appeal is taken.

               (e) Constructive Termination. "Constructive Termination" shall mean: (i) a material, adverse change of Employee's responsibilities, authority, status, position, offices, titles, duties or reporting requirements (including directorships); (ii) an adverse change in
          Employee's annual compensation or benefits; (iii) a requirement to relocate in excess of fifty (50) miles from Employee's then current place of employment; or (iv) the breach by Employer of any material provision of this Agreement, other than a breach that is remedied by
          Employer within 10 days after receipt of notice thereof from Employee.
          For purposes of this definition, Employee's responsibilities, authority, status, position,

          offices, titles, duties and reporting requirements are to be determined as of the date of this Agreement. For purposes of this
          Section, all determinations of Constructive Termination shall be made in good faith by Employee and shall be conclusive.

               (f) Other Severance Benefits. The Severance Benefit payable to
          Employee pursuant to this Section 3 shall be reduced by any severance benefits to which Employee is entitled under Employer's severance policies for terminated employees generally or any termination payments payable to Employee under Employee's Employment Agreement.

         4. Employee's Acknowledgments and Covenants.

               (a) Confidential Materials and Information. Employer has
          developed confidential information, strategies and programs, which include customer lists, prospects, lists, expansion and acquisition plans, market research, sales systems, marketing programs, computer systems and programs, product development strategies, manufacturing strategies and techniques, budgets, pricing strategies, identity and requirements of national accounts, customer lists, methods of operating, service systems, training programs and methods, other trade secrets and other information about the business in which employer is engaged that is not known to the public and gives Employer an opportunity to obtain an advantage over competitors who do not know of such information (collectively, "Confidential Information"). In performing duties for Employer, Employee regularly will be exposed to and work with the Confidential Information. Employee acknowledges that such Confidential Information is critical to Employer's success and that Employer has invested substantial sums of money in developing the
          Confidential Information. While Employee is employed by Employer and after such employment ends for any reason, Employee will never reproduce, publish, disclose, use, reveal, show or otherwise communicate to any person or entity any Confidential Information unless specifically directed by Employer to do so in writing.

               (b) Nonsolicitation of Employees. While Employee is employed by
          Employer and for twenty-four (24) months after such employment ends for any reason, Employee, acting either directly or indirectly, or through any other person, firm, or corporation, will not hire contract with or employ any employee of Employer or induce or attempt to induce or influence any employee of Employer to terminate employment with
          Employer. Such nonsolicitation restriction shall not apply to Employee in the case of the solicitation of his or her immediate family members.

               (c) Covenant Against Unfair Competition. While Employee is
          employed by Employer and for twenty-four (24) months after such employment ends for any reason, Employee will not, directly or indirectly, or through any other person, firm or corporation (i) be employed by, consult for, have any ownership interest in or engage in any activity on behalf of any competing business, or (ii) call on, solicit or communicate with any of Employer's customers (whether actual or potential) for the purpose of selling precision steel balls and rollers and other related items to such customer other than for the benefit of Employer. As used in this Agreement, the term
          "competing business" means a business that is a manufacturer and supplier of precision steel balls and rollers to anti-

          friction bearing manufacturers (excluding any ball and roller manufacturers who manufacture such products for use in their business or the business of their affiliates and do not supply such products to third parties) and the term "customer" means any customer (whether actual or potential) with whom Employee or any other employee of
          Employer had business contact on behalf of Employer during the eighteen (18) months immediately before Employee's employment with
          Employer ended). Notwithstanding the foregoing, this paragraph shall not be construed to prohibit Employee from owning less than five percent (5%) of the outstanding securities of a corporation which is publicly traded on a securities exchange or over-the-counter.

               (d) Return of Confidential Materials and Information. Employee
          agrees that whenever Employee's employment with Employer ends for any reason, all documents containing or referring to Confidential
          Information as may be in Employee's possession or control will be delivered by Employee to Employer immediately, with no request being required.

               (e) Acknowledgments; Irreparable Harm. Employee agrees that the restrictions on competition, solicitation and disclosure in this
          Agreement are fair, reasonable and necessary for the protection of the interests of Employer. Employee further agrees that a breach of any of the covenants set forth in this Section 4 will result in irreparable injury and damage to Employer for which Employer would have no adequate remedy at law, and Employee further agrees that in the event of a breach, Employer will be entitled to an immediate restraining order and injunction to prevent such violation or continued violation, without having to prove damages, in addition to any other remedies to which Employer may be entitled at law or equity.

               (f) Notification to Subsequent Employers. Employee grants
          Employer the right to notify any future employer or prospective employer of Employee concerning the existence of and terms of this
          Agreement and grants Employer the right to provide a copy of this
          Agreement to any such subsequent employer or prospective employer.

         5. Mitigation. Employer's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Employer may have against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this agreement and such amounts shall not be reduced whether or not Employee obtains other employment.

         6. Resolution of Disputes. Any dispute or claim arising out of or relating to this Agreement shall be settled by final and binding arbitration in
Johnson City, Tennessee in accordance with the Commercial Arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
Employer agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which Employee may reasonably incur as a result of any dispute (regardless of the outcome thereof) by Employer, Employee or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of

performance thereof (including as a result of any dispute by Employee regarding the amount of any payment pursuant to this agreement), plus in each case interest on any delayed payment at the rate published from time to time in The
Wall Street Journal as the prime rate of interest plus two percent (2%).

         7. Withholding. Employer may withhold from any amounts payable under this Agreement the minimum Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         8. Successors. This Agreement is binding on, and shall inure to the benefit of Employee and Employer, and all successors and assigns of Employer.
Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer to assume expressly and agree to perform this
Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of
Employer to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle
Employee to any Severance Benefit payable pursuant to Section 3(a) hereof.

         9. Applicable Law. This Agreement will be interpreted, governed and enforced according to the law of the State of Tennessee.

         10. Separability. If any portion of this Agreement is held to be invalid or unenforceable in any respect, Employee and Employer agree that such invalid and unenforceable part will be modified to permit the Agreement to be enforced to the maximum extent permitted by the court, with the remaining portions unaffected by the invalidity or unenforceability of any part of this
Agreement.

         11. Waiver. This Agreement may be modified, supplemented or amended, and any provision of this Agreement can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such modification, supplement, amendment or waiver is sought.

         12. Complete Agreement. This Agreement contains the entire agreement between Employer and Employee as to the subject matter hereof. This
Agreement shall not be subject to the terms and conditions of any agreement concerning arbitration or dispute resolution between Employer and Employee.

         EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS READ THE ENTIRE CONTENTS OF THIS
AGREEMENT AND THAT HE/SHE UNDERSTANDS ITS TERMS.

                         [Signatures on following page]

         IN WITNESS WHEREOF, each of the parties hereto has executed this
Agreement as of the date first written above.

                                    EMPLOYEE:

                                       /s/ Frank Gentry
                                    --------------------------------------------
                                    Name:  Frank T. Gentry III

                                     NN, INC.,
                                     including its subsidiaries and affiliates

                                     By:      /s/ Roderick R. Baty
                                        ----------------------------------------
                                                   Roderick R. Baty

                                   Schedule A

         Employee's Severance Payment shall be a lump sum payment equal to:

1.   2 times such Employee's base salary (as of the date of Employee's termination); plus

2.   2 times such Employee's median bonus available at the following bonus target percentage: 35%; plus

3.   An amount equal to 2 times Employee's annual automobile allowance or the annual cost to Employee of obtaining a motor vehicle comparable to that provided by Employer to Employee.